Exhibit 99.1

Critical Therapeutics Announces Results from Phase II Study of
Zileuton in Acne Patients

    LEXINGTON, Mass.--(BUSINESS WIRE)--July 14, 2005--Critical Therapeutics, Inc. (Nasdaq: CRTX) today announced that the Company's Phase II study of ZYFLO(R) Filmtab(R) (zileuton tablets) in patients with moderate to severe inflammatory facial acne did not show statistical significance in its primary efficacy endpoint. The patients receiving zileuton did show positive responses to treatment and a trend toward significance in certain endpoints, however, the responses did not achieve statistical significance (p less than or equal to 0.050), as compared to the responses seen by patients receiving placebo. In the study, zileuton was found to be safe and well tolerated.
    The Phase II randomized, double-blind, placebo-controlled study involved 101 patients with moderate to severe inflammatory facial acne who received a four-times-daily dosage of zileuton 600 mg (n=52) or placebo (n=49) for 12 weeks. Patients were enrolled into the study at 12 sites across the United States and ranged in age from 12 to 44 years with the patient mean age being 19.2 years. The study included a number of efficacy endpoints as measured by the change from baseline to Week 12, such as the number of inflammatory lesions, which was the study's primary efficacy endpoint, the number of non-inflammatory lesions and the number of total lesions (inflammatory and non-inflammatory).
    The patients treated with zileuton showed a mean reduction in inflammatory lesions of 11.5, compared with a mean reduction of 9.1 lesions in the placebo group (p=0.384). This corresponds to a mean percent decrease in inflammatory lesions of 33.5 percent in patients treated with zileuton, compared to 26.9 percent in the placebo group. Patients treated with zileuton showed a mean reduction in the total number of lesions of 25.3, compared to a mean reduction of 16.4 lesions in the placebo group (p=0.085). Zileuton was well tolerated in the study with no serious adverse events reported in patients. Moreover, there were no zileuton-treated patients discontinued from the study due to elevations of liver enzymes.
    The study also showed a positive trend toward significance in a subset of patients with more severe acne (baseline inflammatory lesions greater than or equal to 30). In these more severe patients, those treated with zileuton (n=26) showed a mean reduction of 16.2 inflammatory lesions, compared with a mean reduction of 11.7 inflammatory lesions in the placebo group (n=24) (p=0.063). This corresponds to a mean percent decrease in inflammatory lesions of 41.6 percent in patients treated with zileuton, compared to 26.2 percent in the placebo group (p=0.025). The study also provided data regarding the rapid effect of zileuton. Patients treated with zileuton showed marginal significance in the mean reduction of total facial lesions at Week 4 (p=0.078) and Week 8 (p=0.057).
    "We believe this small trial supports that 5-LO inhibition may be a useful therapy in patients with moderate to severe inflammatory acne," said Critical Therapeutics President and Chief Executive Officer, Paul Rubin, M.D. "The relative severity of disease and size of the patient population in this study have given us valuable information to consider for the design of any clinical trials in acne patients that we may decide to pursue in the future."
    The Company is continuing to analyze the data and will be working with the investigators to further interpret the results seen in this study. Once this analysis is complete, the Company will determine the appropriate next steps for the development of zileuton in the treatment of patients with acne. The Company expects to provide further details about the study on its second quarter financial results conference call on Thursday, August 4, 2005.

    About Acne Vulgaris

    Acne is the most common skin disorder, affecting nearly 17 million people in the United States and resulting in 19 million prescriptions annually. Approximately 85 percent of those with the disease are between the ages of 12 and 24. While not a serious health threat, acne can produce disfiguring and permanent scarring.

    About ZYFLO(R) (zileuton tablets)

    ZYFLO was approved by the U.S. Food and Drug Administration (FDA) in 1996 for the treatment of asthma in patients 12 and older. ZYFLO blocks the activity of 5 lipoxygenase (5-LO), the enzyme chiefly responsible for producing a range of inflammatory mediators known as leukotrienes, which are believed to play a central role in tissue inflammation related to asthma, acne and other diseases. Critical Therapeutics has submitted a supplemental New Drug Application (sNDA) with the FDA to produce ZYFLO at contract manufacturing sites. Pending approval of the sNDA, the Company expects to begin marketing ZYFLO in the United States for asthma in the fourth quarter of 2005.

    About Critical Therapeutics

    Critical Therapeutics, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of products for respiratory, inflammatory and critical care diseases. The Company is developing a sales and marketing infrastructure in connection with its in-licensed product, ZYFLO, a tablet formulation of zileuton. Critical Therapeutics also is developing treatments directed toward the severe inflammatory response in acute diseases and conditions that lead to admission to the emergency room or intensive care unit, and acute exacerbations of other chronic diseases that frequently lead to hospitalization.

    Forward-Looking Statements

    Statements in this press release that are not strictly historical in nature are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Without limiting the foregoing, the words "anticipate," believe," "could," "estimate," intend," "may," "plan," "project," "should," "will," "would," and similar expressions are intended to identify forward-looking statements. Such forward-looking statements include, but are not limited to: the Company's plans to continue clinical development of zileuton for acne; the timing and success of regulatory approval of the Company's sNDA for ZYFLO; and the timing of the U.S. introduction of ZYFLO for asthma. These statements are subject to numerous risks and uncertainties that may cause actual events or results to differ materially from those set forth in the statements. No forward-looking statements can be guaranteed, and actual results may differ materially from those projected as a result of various important factors, including risks relating to: the results of preclinical and clinical trials with respect to our products under development and whether such results will be indicative of results obtained in later clinical trials; the timing and success of submission, acceptance and approval of our regulatory filings; our heavy dependence on the commercial success of ZYFLO tablets and the controlled-release formulation of zileuton; our ability to obtain the substantial additional funding required to conduct our research, development and commercialization activities; our dependence on our strategic collaboration with MedImmune, Inc.; and our ability to obtain, maintain and enforce patent and other intellectual property protection for drug candidates and our discoveries. These and other risks are described in greater detail in the "Factors That May Affect Future Results" section of our Quarterly Report on Form 10-Q and other filings that we periodically file with the Securities and Exchange Commission. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. All forward-looking statements reflect our beliefs and expectations as of the date of this release and should not be relied upon as representing our views as of any subsequent date. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements publicly at some point in the future, we specifically disclaim any obligation to do so, whether as a result of new information, future events or otherwise.

    ZYFLO(R) is a registered trademark of Critical Therapeutics, Inc. Filmtab(R) is a registered trademark of the Abbott Group of Companies.


    CONTACT: Critical Therapeutics, Inc.
             Linda S. Lennox, 781-402-5708
             Director, Corporate Communications
             llennox@crtx.com